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February 12, 2001


Michael Liess
520 Hidden Ridge Court
Encinitas, CA  92024

Dear Michael,

On behalf of T/R Systems, Inc., I want to formally offer you the position of Executive Vice President and Chief Operating Officer reporting to me. The starting base salary for this position is $200,000 per year. You will be eligible for a bonus package of up to fifty percent of your annual base salary, one half of which will be guaranteed during your first year of employment, upon achievement of T/R Systems' financial performance objectives. You and I will jointly develop the performance criteria for this bonus. Additionally, we agree to grant you options to purchase 180,000 shares of T/R Systems, Inc. common stock.

In addition to the above, T/R Systems will assist you in your relocation to the Atlanta area. We will be responsible for the physical move of your household goods and automobiles to Atlanta. We will also reimburse you, on an after tax basis, for real estate commissions on the sale of your home in California. Other incidental out of pocket costs related to you relocation will also be reimbursed as appropriate. You should coordinate your relocation with Lyle Newkirk.

In the event of either a change of control involving at least 50% of T/R Systems' common stock or a material change in executive reporting structure, and in the event that either change results in a termination of your employment at T/R Systems, whether voluntarily or involuntarily, 120,000 of your options will vest immediately and you will receive eight months of salary following the later of the date of such change in control or the date that an involuntary termination is communicated to you.

You have the option to treat up to two months of your initial tenure at T/R Systems as a consultancy engagement. Under this option, we would pay a monthly rate of $16,667 to your consulting entity for services rendered.

On March 1, 2002, we will advance $50,000 to you, or if you so elect, to your consulting entity. This will be considered as satisfaction of our guarantee of payment of one half of your first year bonus. Should you elect to leave T/R Systems before October 1, 2002, you agree to pay a $50,000 early termination penalty to T/R Systems within sixty days of your last day of employment. This termination penalty is in partial satisfaction of the expenses, related to your employment, incurred by T/R Systems.

The terms and conditions of your employment are outlined in the T/R Systems' employee manual.

The entire executive staff is very excited about having you join the T/R Systems' team. We are in a very exciting period and we are certain you will make a significant contribution to our success.

This offer must be accepted by February 15, 2002 or it will be considered invalid.

If this offer letter is satisfactory, please sign and fax a copy back to 770-448-7662.

Sincerely,

/s/ Mike Kohlsdorf


Mike Kohlsdorf
President and Chief Executive Officer


Accepted By:

/s/ Michael T. Liess                                  2-18-02
---------------------------------           ---------------------------------
Michael T. Liess                                     Date




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                                    ADDENDUM

         This Addendum supplements that certain letter dated February 15, 2002 ("Letter") between T/R Systems, inc. ("T/R Systems") and MICHAEL T. LIESS ("Executive"). T/R Systems and the Executive further agree as follows:

         1. DUTIES. During his employment, Executive shall have the authority and power to perform such duties consistent with those of the position set out in the Letter and shall not be required without Executive's consent to undertake responsibilities not commensurate with such position.

         2. BONUS AND RELOCATION PERQUISITES. The performance criteria for the bonus referred to in the Letter shall be developed jointly by Mike Kohlsdorf and Executive reasonably and in good faith. T/R Systems agrees that its responsibilities for moving Executive's household referred to in the Letter include its payment and reimbursement of the expenses set forth on attached EXHIBIT A.

         3. STOCK OPTIONS. T/R Systems grants Executive the options to purchase 180,000 shares of T/R Systems common stock referred to in the Letter ("Stock Options"). The Stock Options shall vest over three years as follows:

                             VESTING UPON                     SHARES
                             ------------                     ------
                   9 months after date of grant               45,000
                  18 months after date of grant               90,000
                  27 months after date of grant              135,000
                  36 months after date of grant              180,000

The exercise price for the Stock Options is the current fair market value.

         4. TERMINATION. Executive may resign or T/R Systems may discharge Executive at any time for any reason or for no reason after giving written notice.

         5. COMPENSATION AND BENEFITS UPON TERMINATION. (a) If T/R Systems discharges Executive without Cause (defined below) or Executive resigns for any Good Reason (defined below), T/R Systems will pay Executive:

                  (i)      Eight months of salary.

                  (ii)     Any accrued bonus and consultancy payments.

                  (iii) 120,000 of Executive's stock options will vest immediately.

         (b)      "Cause" means any of:

                  (i) Any willful failure by Executive to substantially perform Executive's employment duties which remains uncured after T/R Systems gives Executive written notice specifying such failure and a 30 day opportunity to cure.

                  (ii) Executive engaging in serious misconduct which is materially injurious to T/R Systems.

                  (iii) Executive being convicted of, indicted for, or pleading nolo contendere to, any felony, any crime for which imprisonment is a possible punishment, or any crime of moral turpitude.

                  (iv) Executive abusing illegal drugs or other controlled substances or Executive's habitual intoxication.

                  (v) Executive misappropriating or attempting to misappropriate T/R Systems funds or property.

         (c)      "Good Reason" means any of:

                  (i) The assignment to Executive of any duties inconsistent, in a material respect, with the scope of authority, duties and responsibilities of Executive's position (including status, offices, titles, and Executive reporting to any person other than Mike Kohlsdorf).


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                  (ii)     The occurrence of a Change in Control.(1)

                  (iii) A material reduction in the compensation and benefits to which Executive is entitled.

                  (iv) Any material breach by T/R Systems of the terms of the Letter or this Addendum which remains uncured after Executive gives T/R Systems written notice specifying such breach and a 30 day opportunity to cure.

                  (v) Any relocation of Executive outside the greater metropolitan area of Atlanta, Georgia.

         6. ATTORNEY'S FEES. The non-prevailing party in any litigation concerning the Letter or this Addendum shall pay the prevailing party's reasonable attorney's fees and costs.

         7. ADDENDUM TO CONTROL. In the event of a conflict between any term or condition of the Letter and this Addendum, the terms and conditions of this Addendum shall control.


T/R SYSTEMS, INC.


By:  /s/ Mike Kohlsdorf                                      2-19-02
     ---------------------------------------               ---------------------
     Mike Kohlsdorf                                        Date
     President and Chief Executive Officer


CONSENTED AND AGREED TO THIS ___ DAY OF FEBRUARY, 2002.


/s/ Michael T. Lies
-------------------------------------------
Michael T. Liess


-----------------------------
         (1) "Change in Control" means the purchase of at least 50% of T/R Systems' common stock referred to in the Letter. A Change in Control shall also be deemed to occur if:

                  (i) The members of the Board of Directors of T/R Systems ("Board") at the beginning of any consecutive twenty-four calendar month period ("Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided, however, that any director whose election, or nomination for election by T/R Systems' stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period, shall be deemed an Incumbent Director.

                  (ii) Any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Act"), but excluding T/R Systems, any of its affiliates, or any employee benefit plan of T/R Systems or any of its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of T/R Systems representing the greater of 50% or more of the combined voting power of then outstanding securities.

                  (iii) The stockholders of T/R Systems approve a definitive agreement (1) for the merger or other business combination of T/R Systems with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of T/R Systems immediately prior to the effective date of such merger or (B) the stockholders of T/R Systems immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of T/R Systems.


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                                    EXHIBIT A
                                   TO ADDENDUM


RELOCATION ALLOWANCE                Full reimbursement of all expenses
                                    associated with relocation, including the succeeding items.

HOUSE HUNTING TRIP REIMBURSEMENT    Executive and one other person. One trip 7
                                    days max. Reasonable lodging, car rental, meals $30/person/day with receipts.
                                    Airfare-coach if mileage over 250; or
                                    mileage at T/R Systems' rate. Childcare
                                    $35/day. Pet boarding up to $200.

TEMPORARY HOUSING                   Maximum 90 days. Most cost efficient means.
                                    1 trip home to visit per month. 1 trip final move. Laundry and telephone $50/month. Car rental for 7 days while autos being shipped.

SHIPMENT OF HHG                     Packing, shipping, loading and insurance for
                                    shipment of personal goods. Direct billing to T/R Systems. Storage maximum 90 days. One pick up at origin and delivery to one point at destination. 3 autos authorized.

TRAVEL NEW LOCATION                 If move is less than 250 miles, mileage
                                    reimbursement at T/R Systems' rate.
                                    Reasonable meals and lodging while in
                                    transit. Excess of 250 miles, coach airfare for Executive and family members.

RESIDENCE SALE                      Must be primary residence. Home sale must
                                    occur within one year of transfer.
                                    Reimbursement not to exceed homesale
                                    allowance. Mandatory marketing assistance.
                                    Broker fees max 6%, statutory fees, state and local doc fees, title transfer, termite inspection.

RESIDENCE PURCHASES                 Must be purchased within one year of
                                    transfer. Typical closing costs; 1% loan origination fee, escrow fees, attorney fees, credit report, appraisal fees. Executive may in his sole discretion apply such reimbursements to two residences (primary and vacation).

GROSS-UP ASSISTANCE                 All relocation reimbursements are subject to
                                    Federal, State and other applicable tax
                                    regulations. T/R Systems will gross-up all reimbursed amounts for tax purposes.


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